EXHIBIT 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Anneli Ballard (212) 984-9350

Korn/Ferry International Announces a 25% increase in

Second Quarter Earnings

Highlights:

•	Net income for the second quarter fiscal 2006 was $10.9 million, an improvement of $2.2 million or 25%, from $8.7 million in the prior year second quarter.

•	Second quarter fiscal 2006 diluted earnings per share was $0.25 compared to $0.21 in the prior year second quarter.

•	Second quarter fiscal 2006 fee revenue of $125.8 million increased $17.3 million, or 16%, from $108.5 million in the same quarter last year.

Los Angeles, CA, December 8, 2005 - Korn/Ferry International (NYSE:KFY), the leading provider of executive search, outsourced recruiting and leadership development solutions, announced second quarter fiscal 2006 diluted earnings per share of $0.25 compared to $0.21 in Q2’05.

“Business remained strong in all geographic regions in the quarter which is encouraging, as our second quarter has historically been subject to seasonal declines,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry. “The company has continued to invest for the future, especially in Futurestep where we are seeing increased demand in the marketplace for recruitment process outsourcing services.”

Financial Results

(dollars in millions, except per share amounts)

	Second Quarter		Year to Date
	Q2’06	Q2’05	Q2’06	Q2’05
Fee Revenue	$125.8	$108.5	$248.0	$211.3
Revenue	$132.9	$113.5	$262.0	$221.7
Operating Income	$18.1	$15.5	$36.8	$30.1
Operating Margin	14.4%	14.3%	14.9%	14.2%
Net Income	$10.9	$8.7	$22.5	$17.1
Basic Earnings Per Share	0.27	0.23	0.57	0.45
Diluted Earnings Per Share	0.25	0.21	0.51	0.40

Fee revenue of $125.8 million in Q2’06 increased $17.3 million, or 16%, from $108.5 million in Q2’05. Fee revenue improved globally due to increases in the number of new engagements opened and engagements billed. Exchange rates impacted fee revenue in Q2’06 favorably by $0.4 million compared to Q2’05.

Compensation and benefits of $81.2 million in Q2’06 increased $12.2 million, or 18%, compared to $69.0 million in Q2’05. The increase is a reflection of increased headcount as the company continues to invest in both its Executive Recruitment and Futurestep operations.

General and administrative expense of $24.0 million in Q2’06 increased $2.6 million, or 12%, from $21.4 million in Q2’05 as a result of increased business development costs and various increased professional fees.

Operating income was $18.1 million in Q2’06, an improvement of $2.6 million, or 17%, compared to $15.5 million in Q2’05. Operating margin for the quarter increased to 14.4% from 14.3% in the prior year quarter.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities was $188.5 million at October 31, 2005 compared to $206.9 million at April 30, 2005. The decline in cash at October 31, 2005 was due to the payment of fiscal 2005 bonuses in July 2005, which was offset by cash flows from operations in the first two quarters of fiscal 2006.

Interest expense in Q2’06 was $2.6 million, compared to $2.7 million in the same period last year. Interest expense in both years primarily related to borrowings under Korn/Ferry’s convertible securities and Company Owned Life Insurance (COLI) policies. At October 31, 2005, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data

(dollars in millions)

	Second Quarter		Year to Date
	Q2’06	Q2’05	Q2’06	Q2’05
Fee revenue	$109.0	$95.5	$214.4	$186.6
Revenue	$114.3	$99.8	$225.2	$195.4
Operating Income	$24.1	$19.3	$46.8	$38.5
Operating Margin	22.1%	20.2%	21.8%	20.6%
Average number of consultants	427	395	415	395
Engagements (a)	1,535	1,485	2,947	3,007

(a)	Represents new engagements opened in the respective period.

Fee revenue was $109.0 million in Q2’06, an increase of $13.5 million, or 14%, from $95.5 million in Q2’05. Fee revenue improved in all regions due to an increase in the number of engagements billed and higher average fees as compared to the same quarter last year.

Executive recruitment operating income improved $4.8 million in Q2’06, or 25%, to $24.1 million compared to $19.3 million in Q2’05. Operating margin for the quarter improved to 22.1% compared to 20.2% in the prior year.

As we continue to make strides in growing the business, we have continued to invest in our people. The total number of consultants at October 31, 2005 was 432, an increase of 34 consultants from October 31, 2004.

Selected Futurestep Data

(dollars in millions)

	Second Quarter		Year to Date
	Q2’06	Q2’05	Q2’06	Q2’05
Fee revenue	$16.8	$13.0	$33.6	$24.7
Revenue	$18.6	$13.8	$36.8	$26.4
Operating Income	$1.5	$2.4	$3.4	$4.3
Operating Margin	8.7%	18.4%	10.1%	17.4%

Fee revenue was $16.8 million in Q2’06, an increase of $3.8 million, or 29%, from Q2’05. Improvements in fee revenue were driven by an increase in the number of new engagements opened and continuing development of Futurestep’s recruitment process outsourcing operations.

Futurestep operating income was $1.5 million in Q2’06, a decrease of $0.9 million from $2.4 million in the prior year quarter. Operating margin for Futurestep declined to 8.7% from 18.4% in Q2’05, as the company has invested in hiring and developing resources and processes to meet the increasing demand for Futurestep’s services. The second quarter was also negatively impacted by seasonal holidays in Europe.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that third quarter fiscal 2006 fee revenue is likely to be in the range of $125 million to $130 million and diluted earnings per share is likely to be in the range of $0.25 to $0.29.

Earnings Conference Call Webcast

The earnings conference call will be held today at 9:00 AM (EDT) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with 70 offices in 36 countries, is the leading provider of executive search, outsourced recruiting and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2005	2004	2005	2004
Fee revenue	$125,789	$108,505	$247,990	$211,313
Reimbursed out-of-pocket engagement expense	7,143	5,036	14,037	10,411

Total revenue	132,932	113,541	262,027	221,724

Compensation and benefits	81,209	69,009	159,164	133,885
General and administrative expense	24,012	21,402	46,729	42,246
Out-of-pocket engagement expense	7,406	5,520	14,884	11,158
Depreciation and amortization	2,219	2,140	4,420	4,382

Total operating expense	114,846	98,071	225,197	191,671

Operating income	18,086	15,470	36,830	30,053

Interest and other expense, net	(1,420)	(2,348)	(2,546)	(4,496)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	16,666	13,122	34,284	25,557
Provision for income taxes	6,342	4,905	12,790	9,391
Equity in earnings of unconsolidated subsidiaries	580	492	1,023	915

Net income	$10,904	$8,709	$22,517	$17,081

Interest expense on convertible securities, net of taxes	785	785	1,569	1,560

Net income adjusted for computation of diluted EPS	$11,689	$9,494	$24,086	$18,641

Basic earnings per common share	$0.27	$0.23	$0.57	$0.45

Basic weighted average common shares outstanding	40,054	38,399	39,719	38,100

Diluted earnings per common share	$0.25	$0.21	$0.51	$0.40

Diluted weighted average common shares outstanding	47,185	46,262	47,133	46,349

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended October 31,				Six Months Ended October 31,
	2005		2004		2005		2004
Fee Revenue:
Executive recruitment:
North America	$62,754		$55,657		124,481		$107,314
Europe	27,846		23,837		54,867		48,655
Asia/Pacific	14,692		13,554		28,011		26,056
South America	3,663		2,498		7,034		4,604

Total executive recruitment	108,955		95,546		214,393		186,629
Futurestep	16,834		12,959		33,597		24,684

Total fee revenue	125,789		108,505		247,990		211,313

Reimbursed out-of-pocket engagement expenses	7,143		5,036		14,037		10,411

Total revenue	$132,932		$113,541		$262,027		$221,724

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$15,093	24%	$11,956	21%	$29,406	24%	$24,056	22%
Europe	5,508	20%	4,022	17%	10,595	19%	8,583	18%
Asia/Pacific	3,195	22%	3,064	23%	5,886	21%	5,262	20%
South America	281	8%	272	11%	947	13%	552	12%

Total executive recruitment	24,077	22%	19,314	20%	46,834	22%	38,453	21%
Futurestep	1,466	9%	2,383	18%	3,397	10%	4,293	17%
Corporate	(7,457)		(6,227)		(13,401)		(12,693)

Total operating income	$18,086	14%	$15,470	14%	$36,830	15%	$30,053	14%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of October 31, 2005	As of April 30, 2005
ASSETS
Cash and cash equivalents	$170,866	$199,133
Marketable securities	17,639	7,815
Receivables due from clients, net of allowance for doubtful accounts of $9,274 and $7,307	84,182	68,942
Income taxes and other receivables	5,520	6,004
Deferred income taxes	9,433	8,864
Prepaid expenses	13,486	13,710

Total current assets	301,126	304,468

Property and equipment, net	18,976	18,287
Cash surrender value of company owned life insurance policies, net of loans	67,488	65,047
Deferred income taxes	34,486	30,889
Goodwill	106,509	107,014
Deferred financing costs, investments and other	8,207	8,463

Total assets	$536,792	$534,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,521	$7,196
Income taxes payable	21,871	15,400
Compensation and benefits payable	65,831	107,009
Other accrued liabilities	26,804	28,792

Total current liabilities	123,027	158,397

Deferred compensation and other retirement plans	66,408	59,134
Long-term debt	45,049	44,949
Other liabilities	8,165	7,991
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,387	10,893	10,795

Total liabilities	253,542	281,266

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 42,494 and 41,268 shares issued and 40,993 and 39,888 shares outstanding as of October 31 and April 30, 2005, respectively	346,457	330,745
Retained deficit	(60,067)	(82,584)
Unearned restricted stock compensation	(9,650)	(4,355)
Accumulated other comprehensive income	7,088	9,679

Shareholders’ equity	283,828	253,485
Less: Notes receivable from shareholders	(578)	(583)

Total shareholders’ equity	283,250	252,902

Total liabilities and shareholders’ equity	$536,792	$534,168